Exhibit 99.1

NEWBRIDGE BANCORP REPORTS NET INCOME OF $1.4 MILLION FOR THE FOURTH QUARTER

AND $4.7 MILLION FOR THE YEAR

•	Net income climbs 38% for the year and 29% for the quarter compared to the same periods a year ago

•	Net interest margin improves, and averages 4.25% for the quarter and 4.22% for the year, 25 basis points and 22 basis points higher than the year ago periods, respectively

•	Pre-tax, pre-securities gains and pre-credit related operating income totals $8.0 million for the quarter and $28.0 million for the year

•	Non-accruing loans decline 9% for the quarter, 23% for the year and 41% from the peak level

•	Total classified loans decline 6% for the quarter, 20% for the year and 24% from the peak level

•	Net loan charge-offs decline 41% for the year, or $11.6 million

•	Provision expense declines $4.5 million for the year

•	Allowance for credit losses as a percentage of loans increases from 2.15% to 2.39% year over year

•	Core deposits increase $67.9 million, or 7.1%, for the year to $1.03 billion and represent 72% of total deposits

•	Cost of interest bearing deposits declines to 0.63% for the quarter and 0.75% for the year

•	Noninterest expense declines $1.2 million for the quarter and $3.5 million for the year

GREENSBORO, N.C., January 26, 2012 – NewBridge Bancorp (NASDAQ: NBBC), parent of NewBridge Bank, today reported results for the three and twelve month periods ended December 31, 2011.

For the three months ended December 31, 2011, net income totaled $1.4 million compared to $1.1 million for the quarter ended December 31, 2010. After dividends and accretion on preferred stock, the Company reported net income available to common shareholders of $714,000, or $0.04 per diluted share for the quarter ended December 31, 2011. For the prior year fourth quarter, net income available to common shareholders totaled $391,000, or $0.02 per diluted share. For the twelve months ended December 31, 2011, net income totaled $4.7 million, which compares to net income of $3.4 million for the prior year. After dividends and accretion on preferred stock, the Company reported net income available to common shareholders of $1.8 million, or $0.11 per diluted share, compared to $461,000, or $0.03 per diluted share in 2010.

Pressley A. Ridgill, President and Chief Executive Officer of NewBridge Bancorp, commented: “Our operating results for the December quarter and year were excellent considering the difficult economic environment. Our credit trends continued to improve, our efficiency initiatives were effective and our net interest margin climbed to a robust 4.25%. We have been profitable for nine consecutive quarters, and for the second consecutive year. Our operating results closely tracked our profit plan, both before and after credit related costs. Excluding credit costs and securities gains, pre-tax operating income totaled $28.0 million, which is $138,000 higher than prior year results, even though average earning assets fell $170.6 million from the prior year. Our return on average assets before tax and credit costs climbed from 1.45% in 2010 to 1.60% in 2011. For the December quarter, our income before tax, securities gains and credit costs was $8.0 million, or a 1.85% annualized return on average assets.”

Mr. Ridgill continued, “During the second half of 2011, we announced the opening of three new loan production offices in Raleigh, Asheboro and Morganton, North Carolina in order to bolster the Company’s lending opportunities. I am pleased to announce that the early returns from these offices are encouraging. At December 31, these offices had $11.0 million in loan balances and over $40.0 million of loans in various stages of approval. We believe this strategy plays an important role in reversing the Company’s trends in loan production.”

Net interest income

Net interest income declined $525,000 or 3.1%, to $16.6 million for the quarter compared to $17.1 million a year ago. For the twelve-month period ending December 31, 2011, net interest income declined $2.3 million to $67.1 million. The Company’s average earning assets for the year declined $170.6 million from the prior year, primarily in loans, which declined $134.8 million to an average balance of $1.27 billion. The average balance of investment securities also fell $25.6 million to $305.1 million for the year. The net interest margin improved 22 basis points over the prior year to 4.22%, which partially offset the decline in net interest income due to fewer earning assets. For the three month period ended December 31, 2011, the net interest margin climbed to 4.25%, which compares favorably to the prior year three-month period margin of 4.00%. The improved margin for the three and twelve month periods is due primarily to lower cost on deposits.

Balance Sheet

Total deposits increased $19.8 million for the year to $1.42 billion after considering the $54.1 million of deposits sold in May as part of our Harrisonburg, VA sale of operations. Core deposits, defined as noninterest bearing demand accounts, savings, NOW and money market deposit accounts, increased 7.1%, or $67.9 million, during the year. Growth in core deposits would have been greater during the year had the Company not transferred $24.9 million of core deposits in its sale of the Harrisonburg operations. At December 31, 2011, core deposit accounts totaled 72% of the Company’s total deposits, or $1.025 billion, and had a weighted average interest rate of 0.40%, down 20 basis points from the prior year end. The Company continues to focus on growing profitable, low-cost core deposits. Time deposits declined $102.2 million for the year to $393.4 million at December 31, 2011. Brokered and wholesale deposits were $43.6 million at December 31, 2011. For the fourth quarter, the weighted average cost of interest bearing deposits was 0.63%.

Loans held for investment declined $17.0 million to $1.20 billion during the fourth quarter of 2011. For the year, loan balances have declined $60.5 million. New portfolio loan production totaled $65.4 million for the three-months and $219.3 million for the twelve-months ended December 31, 2011.

Investment securities increased $42.4 million to $337.8 million during the fourth quarter. The Company had a net unrealized gain in its investment portfolio at December 31, 2011 of $808,000. As of that date, the weighted average duration was 3.21 years and the weighted average yield was 4.23%.

The Company’s available liquidity was extensive during the fourth quarter due primarily to the Company’s strong core deposit mix, coupled with modest lending opportunities. Available borrowings, unencumbered investments and access to wholesale deposits exceeded $500 million at December 31, 2011. Brokered and wholesale deposits totaled 3.1% of deposits at December 31, 2011.

Shareholders’ equity declined $2.5 million for the year to $163.4 million, due primarily to a $4.8 million decrease in comprehensive income resulting from a fair market value actuarial change in the Company’s pension obligation as well as changes in the fair market value of the Company’s investment portfolio. The Company’s pension plan was frozen in 2007, so no new obligations are being formed under the plan. A precipitous drop in long term interest rates, however, changed actuarial estimates about the funding status of the plan. The change in the value of the funding status was reflected as a charge against the Company’s comprehensive income. In addition, during the fourth quarter of 2011, the Company made an adjustment to deferred tax assets and retained earnings to correct an immaterial misstatement of deferred tax assets arising from the Company’s merger in 2007. Prior period amounts have been restated accordingly. The correction increased deferred taxes and retained earnings by $2.7 million in all periods.

Noninterest Income

Excluding gains and losses on sales of securities and other real estate owned (“OREO”), noninterest income declined $339,000 to $4.3 million for the three months ending December 31, 2011, and declined $1.3 million for the year. Retail and mortgage revenue totaled $3.1 million for the quarter, but was a combined $598,000 lower than the prior year quarter. For the year, mortgage banking and retail banking revenue was lower by $2.4 million or approximately 20%. This revenue stream was negatively impacted by ongoing regulatory changes, changes in consumer behavior, and a lower level of mortgage production.

Losses on sales and writedowns of OREO declined by $418,000 for the quarter ended December 31, 2011 to $1.4 million from $1.8 million for the quarter ended December 31, 2010. For the year, OREO losses and writedowns totaled $5.2 million, compared to $5.5 million in 2010.

Security gains totaled $2.0 million for the twelve-month period ending December 31, 2011, a decline of $1.6 million from the prior year.

Noninterest Expense

Noninterest expense declined $1.2 million, or 8%, to $13.5 million for the fourth quarter compared to $14.7 million for the prior year’s fourth quarter, and declined $1.4 million from the third quarter of 2011, which included non-recurring expense of $435,000, principally severance-related. The quarter ended December 31, 2011 benefitted from a reduction in the Company’s actuarial estimate of employee health care liability and other one-time items that netted to approximately $400,000. The lower noninterest expense in the December quarter was due in large part to lower personnel costs related to the efficiency study initiative conducted earlier this year. Excluding OREO cost, the operating efficiency percentage improved to 61.80% for the December quarter from 66.11% for the same period a year ago. FDIC insurance premiums declined in the December quarter due to an improvement in the FDIC’s assessment rating for our Company.

Asset Quality

Nonperforming loans declined 6.7% or $2.9 million during the quarter and 19.9% or $10.1 million for the year to $40.5 million at December 31, 2011. Since the peak level at June 30, 2009, nonperforming loans have declined 37% or $23.5 million. Nonperforming loans represent 3.38% of total loans held for investment. Including OREO), which increased $4.1 million during the quarter, total nonperforming assets increased $1.2 million to $71.1 million, or 4.10% of total assets, at December 31, 2011. The duration of property held in OREO averaged 14 months at year end. During 2011, $11.6 million of OREO was sold, the Company recorded $5.1 million in writedowns and $122,000 was realized as a net loss on sales. Troubled debt restructured loans totaled $14.9 million of the $40.5 million of nonperforming loans. Accruing restructured loans totaled $7.4 million and non-accruing restructured loans totaled $7.5 million. The Company evaluates all troubled debt restructured loans at the time of the restructure for impairment, which typically results in the asset being moved to non-accrual. The Company’s highest risk and most closely monitored non-performing assets are non-accruing loans excluding troubled debt restructures. These loans totaled $25.6 million at December 31, 2011, down $34.4 million, or 57%, since June 30, 2009. Impaired and potential problem loans (or total classified loans) continued to rise until the September quarter of 2010. Over the last five quarters, potential problem credits have declined 24.5%, or $41.6 million. In the fourth quarter of 2011, the classified loan balances declined 7%, or $8.4 million, from $136.9 million. The expected default rates and the anticipated loss given default experience remains around 4% of the potential problem portfolio.

The allowance for credit losses totaled $28.8 million at December 31, 2011, or 2.39% of loans held for investment, an increase of approximately $1.1 million from the previous quarter end. The increase in reserves was due primarily to an increase in specific reserves. The Company’s allowance for loan loss consists of general reserves totaling 86% and specific reserves totaling 14%, compared to 93% general and 7% specific at September 30, 2011. The Company’s allowance for credit loss as a percentage of nonperforming loans (“the coverage percentage”) increased to 71.16% at the December 2011 quarter end, compared to 63.9% at September 30, 2011 and 56.8% at December 31, 2010. The majority of estimated losses from the Company’s $40.5 million of non-performing loans have been previously recognized through charge-offs. Consequently, the Company’s allowance for loan loss is generally applicable to the inherent losses within the Company’s watch list and other performing loans. Since the current adverse credit cycle began in 2007, the Company has charged off $139.3 million of loans and OREO, or 8.6% of our highest/peak level of loan balances.

The Company is materially below the FFIEC high CRE concentration guidelines in land acquisition, development and construction (the “AD&C portfolio”) loans as well as total commercial real estate loans. At December 31, 2011, the Company’s concentrations were 39% of tier 1 regulatory capital and 134% of total regulatory capital, respectively, which compares favorably to the published interagency regulatory guidance of 100% and 300%, respectively. The AD&C portfolio totaled $65.4 million at December 31, 2011 and includes only $30.9 million of speculative residential construction and residential acquisition and development loans. This portfolio is largely graded as impaired or potential problem loans.

Outlook

Mr. Ridgill stated “Our financial results for 2011 and 2010 closely tracked our profit plan, both before and after credit related costs. This gives me great confidence in stating that our 2012 plan is conservative and achievable. We anticipate solid core earnings enhancement primarily from a continued decline in credit related costs and a lower base of operating expenses. While the margin will be under pressure in the coming year due to assets maturing and repricing, we anticipate higher earning assets from an increase in the investment portfolio and some positive momentum in loan growth. While the current strategy to progress organically is a priority; we believe it is also likely that other paths will be available to us in the coming year. The Company’s capital levels are strong and provide us with many options. We are excited by the opportunity of the coming year and look forward to providing you with timely progress reports.”

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release includes non-GAAP financial measures such as the operating efficiency percentage and pre-tax, pre-securities gains and pre-credit related operating income. The Company believes these non-GAAP financial measures provide additional information that is useful to investors in understanding its underlying performance, business, and performance trends and such measures help facilitate performance comparisons with others in the banking industry. Non-GAAP measures have inherent limitations, are not required to be uniformly applied, and are not audited. Readers should be aware of these limitations and should be cautious to their use of such measures. To mitigate these limitations, the Company has procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and to ensure that its performance is properly reflected to facilitate consistent period-to-period comparisons. Although management believes the above non-GAAP financial measures enhance investors’ understanding of the Company’s business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.

Please refer to the Non-GAAP Measures section later in this release for additional information.

About NewBridge Bancorp

NewBridge Bancorp is the bank holding company for NewBridge Bank, a full service, state-chartered community bank headquartered in Greensboro, North Carolina. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”

As one of the largest community banks in the state, NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services, including retail and commercial banking, private banking, wealth management, and mortgage banking. NewBridge Bank has assets of approximately $1.7 billion with 30 banking offices throughout North Carolina.

Disclosures About Forward Looking Statements

The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this release.

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FINANCIAL SUMMARY

	Three Months ended December 31, 2011			Three Months ended December 31, 2010
	Average Balance	Interest Income/ expense	Average Yield/ Rate	Average Balance	Interest Income/ expense	Average Yield/ Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,220,133	$15,820	5.14%	$1,358,187	$17,869	5.22%
Investment securities	315,519	3,444	4.33%	292,321	3,423	4.65%
Other earning assets	24,005	16	0.26%	53,634	42	0.31%

Total earning Assets	1,559,657	19,280	4.90%	1,704,142	21,334	4.97%
Non-earning Assets	153,218			134,826

Total Assets	$1,712,875	19,280		$1,838,968	21,334

Interest-Bearing Liabilities
Deposits	$1,240,660	1,980	0.63%	$1,321,383	3,118	0.94%
Borrowings	116,781	606	2.06%	163,018	1,033	2.51%

Total Interest-Bearing Liabilities	1,357,441	2,586	0.76%	1,484,401	4,151	1.11%
Noninterest-bearing deposits	171,909			167,879
Other liabilities	17,849			18,401
Shareholders’ equity	165,676			168,287

Total Liabilities and Shareholders’ equity	$1,712,875	2,586		$1,838,968	4,151

Net Interest Income		$16,694			$17,183

Net Interest Margin			4.25%			4.00%
Interest Rate Spread			4.15%			3.86%

	Twelve Months ended December 31, 2011			Twelve Months ended December 31, 2010
	Average Balance	Interest Income/ expense	Average Yield/ Rate	Average Balance	Interest Income/ expense	Average Yield/ Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,271,790	$65,871	5.18%	$1,406,624	$74,795	5.32%
Investment securities	305,061	13,887	4.55%	330,634	16,519	5.00%
Other earning assets	24,270	60	0.25%	34,496	96	0.28%

Total earning Assets	1,601,121	79,818	4.99%	1,771,754	91,410	5.16%
Non-earning Assets	148,688			139,003

Total Assets	$1,749,809	79,818		$1,910,757	91,410

Interest-Bearing Liabilities
Deposits	$1,258,551	9,493	0.75%	$1,359,593	14,960	1.10%
Borrowings	141,935	2,826	1.99%	199,429	5,494	2.75%

Total Interest-Bearing Liabilities	1,400,486	12,319	0.88%	1,559,022	20,454	1.31%
Noninterest-bearing deposits	166,077			164,958
Other liabilities	16,909			17,591
Shareholders’ equity	166,337			169,186

Total Liabilities and Shareholders’ equity	$1,749,809	12,319		$1,910,757	20,454

Net Interest Income		$67,499			$70,956

Net Interest Margin			4.22%			4.00%
Interest Rate Spread			4.11%			3.85%

FINANCIAL SUMMARY

	2011				2010
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Period-end Balances
(Dollars in thousands)
Assets	$1,734,564	$1,702,660	$1,738,559	$1,784,383	$1,809,891
Loans held for investment	1,199,998	1,217,058	1,244,288	1,254,630	1,260,585
Loans held for sale	7,922	6,894	2,754	77,584	76,994
Investment securities	337,811	295,461	292,898	276,458	325,129
Earning assets	1,572,094	1,549,932	1,593,857	1,617,735	1,668,303
Noninterest-bearing deposits	172,351	167,689	161,703	165,534	161,734
Savings deposits	40,876	40,097	40,937	41,510	38,898
NOW accounts	441,292	423,258	423,445	445,455	440,190
Money market accounts	370,773	363,340	365,109	336,784	316,608
Time deposits	393,384	401,287	435,895	466,013	495,565
Interest-bearing liabilities	1,379,799	1,347,756	1,354,956	1,439,236	1,465,735
Shareholders’ equity	163,386	167,278	166,701	164,116	165,918

Asset Quality Data
(Dollars in thousands)
Nonperforming loans:
Commercial nonaccrual loans, not restructured	$15,773	$17,477	$17,839	$18,528	$23,453
Commercial nonaccrual loans, which have been restructured	7,489	9,870	11,042	12,215	11,190
Non-commercial nonaccrual loans	9,852	8,922	10,383	11,680	8,537

Total nonaccrual loans	33,114	36,269	39,264	42,423	43,180
Loans past due 90 days or more and still accruing	14	26	65	31	27
Accruing restructured loans	7,406	7,167	8,351	7,532	7,378

Total nonperforming loans	40,534	43,462	47,680	49,986	50,585
Other real estate owned	30,587	26,469	25,729	26,329	26,718

Total nonperforming assets	$71,121	$69,931	$73,409	$76,315	$77,303
Restructured loans, performing	4,888	4,577	0	0	0
Net chargeoffs	3,153	3,736	4,037	5,768	11,438
Allowance for credit losses	28,844	27,750	28,040	29,057	28,752
Allowance for credit losses to total loans	2.39%	2.27%	2.25%	2.18%	2.15%
Nonperforming loans to loans held for investment	3.38	3.57	3.83	3.98	4.01
Nonperforming assets to total assets	4.10	4.11	4.22	4.28	4.27
Nonperforming loans to total assets	2.34	2.55	2.74	2.80	2.79
Net charge-off percentage (annualized)	1.03	1.20	1.23	1.84	3.63
Allowance for credit losses to nonperforming loans	71.16	63.85	58.81	58.13	56.84

Loans identified as impaired	$32,591	$33,827	$37,483	$36,497	$38,303
Other nonperforming loans	7,943	9,635	10,197	13,489	12,282

Total nonperforming loans	40,534	43,462	47,680	49,986	50,585
Other potential problem loans	87,959	93,459	97,141	96,509	110,924

Total impaired and potential problem loans	$128,493	$136,921	$144,821	$146,495	$161,509

Gross loan chargeoffs, and writedowns and losses on other real estate owned to peak loans during the credit cycle beginning January 1, 2007:	2007	2008	2009	2010	2011	TOTAL
Gross loan chargeoffs
Commercial	$5,052	$5,046	$11,232	$9,052	$5,821	$36,203
Real estate - construction	825	7,339	12,227	5,379	3,985	29,755
Real estate - mortgage	1,300	5,012	10,110	7,260	6,046	29,728
Consumer	2,235	5,071	4,925	2,829	1,358	16,418
Other	0	0	0	6,200	1,387	7,587

Total gross loan chargeoffs	$9,412	$22,468	$38,494	$30,720	$18,597	$119,691
Other real estate owned writedowns and losses	4,001	3,571	1,294	5,508	5,238	19,612

Total chargeoffs, writedowns and losses	$13,413	$26,039	$39,788	$36,228	$23,835	$139,303

Peak loans at September 30, 2008						$1,626,504
Chargeoffs, writedowns and losses to peak loans						8.56%

FINANCIAL SUMMARY

	Three Months ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010
Income Statement Data
(Dollars in thousands, except share data)
Interest income:
Loans	$15,819	$17,869	$65,871	$74,795
Investment securities	3,347	3,361	13,514	15,022
Other	16	42	60	96

Total interest income	19,182	21,272	79,445	89,913
Interest expense:
Deposits	1,980	3,118	9,493	14,960
Borrowings from the FHLB	271	448	1,178	3,087
Other	335	585	1,648	2,407

Total interest expense	2,586	4,151	12,319	20,454

Net interest income	16,596	17,121	67,126	69,459
Provision for credit losses	4,247	4,636	16,785	21,252

Net interest income after provision for credit losses	12,349	12,485	50,341	48,207
Noninterest income:
Retail banking	2,414	2,667	9,925	11,592
Mortgage banking services	640	985	1,728	2,438
Wealth management services	625	592	2,499	2,133
Gain on sale of investment securities	—	—	2,026	3,637
Writedowns and loss on sale of real estate acquired in settlement of loans	(1,368)	(1,786)	(5,238)	(5,508)
Bank-owned life insurance	370	218	1,385	865
Other	239	165	830	658

Total noninterest income	2,920	2,841	13,155	15,815
Noninterest expense
Personnel	6,308	7,152	28,806	29,897
Occupancy	944	979	3,987	4,189
Furniture and equipment	860	1,134	3,644	4,644
Technology and data processing	972	1,100	3,942	4,501
Legal and professional	860	705	2,892	3,028
FDIC insurance	372	858	2,399	3,491
Real estate acquired in settlement of loans	596	327	1,830	1,426
Other	2,590	2,449	9,869	9,713

Total noninterest expense	13,502	14,704	57,369	60,889

Income before income taxes	1,767	622	6,127	3,133
Income taxes	323	(498)	1,449	(247)

Net income	1,444	1,120	4,678	3,380
Dividends and accretion on preferred stock	(730)	(729)	(2,918)	(2,919)

Net income (loss) available to common shareholders	$714	$391	$1,760	$461

Net income (loss) per share - basic	$0.05	$0.02	$0.11	$0.03
Net income (loss) per share - diluted	$0.04	$0.02	$0.11	$0.03

Other Data

Return on average assets	0.33%	0.24%	0.36%	0.24%
Return on average equity	3.46	2.64	3.76	2.67
Net yield on earning assets	4.25	4.00	4.22	4.00
Efficiency (excluding OREO items and securities gains)	55.02	65.80	63.84	66.74
Average loans to assets	71.23	73.86	72.68	73.62
Average loans to deposits	86.38	91.20	89.27	92.26
Average noninterest - bearing deposits to total deposits	12.17	11.27	11.66	10.82
Average equity to assets	9.67	9.15	9.51	8.85
Total capital as a percentage of total risk weighted assets	14.55	13.13	14.55	13.13
Tangible common equity as a percentage of total risk weighted assets	8.28	7.27	8.28	7.27

INVESTMENT PORTFOLIO

(Dollars in thousands)	As of December 31, 2011
	Amortized Cost	Gross Unrealized gain	Gross Unrealized loss	Estimated Fair value	Average Yield (%)		Average Duration (years)
US Agency	$39,000	$147	$—	$39,147	2.79%		1.06
Mortgage backed securities	31,917	2,926	—	34,843	5.21		3.55
Collateralized mortgage obligations	23,599	168	(332)	23,435	4.69		2.03
Commercial mortgage backed securities	30,169	153	(33)	30,289	3.47		4.43
Covered bonds	61,414	1,243	(131)	62,526	5.25		2.12
Corporate bonds	118,573	385	(4,282)	114,676	3.77		3.98
Municipal obligations	19,371	425	(288)	19,508	5.76	*	5.37
Federal Home Loan Bank stock	7,185	—	—	7,185
Other	5,775	427	—	6,202

Total	337,003	5,874	(5,066)	337,811	4.23		3.21

*	Fully taxable equivalent basis

COMMON STOCK DATA

	2011				2010
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Market value:
End of period	$3.87	$3.90	$4.58	$4.96	$4.70
High	4.20	4.99	5.13	5.50	5.00
Low	3.30	3.53	4.21	4.54	3.40
Book value	7.09	7.34	7.30	7.14	7.25
Tangible book value	6.85	7.09	7.04	6.86	6.96
Average shares outstanding	15,655,868	15,655,868	15,655,868	15,655,868	15,655,868
Average diluted shares outstanding	16,163,509	16,467,550	16,521,391	16,697,944	16,252,427

NON-GAAP MEASURES

Pre-tax, pre-securities gains and pre-credit-related operating income
	Three Months ended December 31, 2011	Twelve Months Ended December 31, 2011
Net income	$1,444	$4,678
Income taxes	323	1,449
Real estate acquired in settlement of loans expense	596	1,830
Writedowns and loss on sale of real estate
acquired in settlement of loans	1,368	5,238
Less gain on sale of investment securities	—	(2,026)
Provision for credit losses	4,247	16,785

Pre-tax and pre-credit related operating income	$7,978	$27,954

Operating efficiency percentage
	Three Months ended December 31, 2011	Three Months Ended December 31, 2010
Total noninterest expense	$13,502	$14,704
Less real estate acquired in settlement of loans expense	(596)	(327)

Numerator for calculation of operating efficiency (A)	$12,906	$14,377

Net interest income	$16,596	$17,121
Total noninterest income	2,920	2,841
Writedowns and loss on sale of real estate
acquired in settlement of loans	1,368	1,786

Denominator for calculation of operating efficiency (B)	$20,884	$21,748

Operating efficiency percentage (A/B)	61.80%	66.11%